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                                  EXHIBIT 23.3

                    CONSENT OF CAPITAL RESOURCES GROUP, INC.


       We hereby consent to reference to us in the Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4, and to the inclusion in such Proxy Statement/Prospectus of our fairness opinion (in whole but not in part) to the Board of Directors of First Kentucky Bancorp, Inc. dated as of the date of the Proxy Statement/Prospectus. In giving this consent, we do not concede that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or rules and regulations of the Securities and Exchange Commission thereunder.


                                   CAPITAL RESOURCES GROUP, INC.
Washington, D.C.
January 24, 1994